UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2021

Skillsoft Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Innovative Way, Suite 201 Nashua, NH	03062
(Address of principal executive offices)	(Zip Code)

(603) 324-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Shares of Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange

Warrants	SKIL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K (this “Report”) is being filed in two parts. An amendment to this Report is being submitted for filing on the same date to include additional matters under Items 5.03, 5.05, 8.01 and 9.01 of Form 8-K.

Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to Skillsoft Corp., a Delaware corporation, and its consolidated subsidiaries. All references herein to the “Board” refer to the board of directors of the Company.

Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Registration Statement (as defined below) in the Section entitled “Basis of Presentation and Glossary” beginning on page i thereof, and such definitions are incorporated herein by reference.

Item 1.01.	Entry into Material Definitive Agreement.

As disclosed under the Section entitled “Proposal No. 1—The Merger Proposal” beginning at page 104 of the joint proxy statement/prospectus (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2021 by Churchill Capital Corp II (“Churchill”), now known as Skillsoft Corp., and as amended pursuant to the amendments to the Registration Statement filed with the Commission by Churchill on March 15, 2021, May 13, 2021, May 24, 2021 and May 27, 2021, respectively, Churchill entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “Skillsoft Merger Agreement”) on October 12, 2021 with Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at Bijou, 17 Boulevard Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (“Skillsoft”). Pursuant to the Skillsoft Merger Agreement, Skillsoft merged with and into Churchill, Skillsoft ceased to exist and Skillsoft’s subsidiaries became subsidiaries of Churchill, subject to the terms and conditions set forth in the Skillsoft Merger Agreement (the “Merger”).

Also on October 12, 2020, Churchill entered into an Agreement and Plan of Merger (the “Global Knowledge Merger Agreement”) by and among Churchill, Magnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Churchill (“Merger Sub”), and Albert DE Holdings Inc., a Delaware corporation owned by investment funds affiliated with Rhône Capital L.L.C. (“Global Knowledge”). Pursuant to the Global Knowledge Merger Agreement, Merger Sub merged with and into Global Knowledge, with Global Knowledge surviving the transaction as a wholly-owned subsidiary of Churchill.

On June 10, 2021, Churchill held a special meeting of stockholders (the “Churchill Special Meeting”), at which the Churchill stockholders considered and adopted, among other matters, a proposal to approve the business combination, including adopting and approving the Skillsoft Merger Agreement and the transactions contemplated thereby, including the Merger. Also on June 10, 2021, Skillsoft held an extraordinary general meeting of shareholders (the “Skillsoft Extraordinary General Meeting”) at which the Skillsoft shareholders considered and approved, among other matters, (i) the joint cross-border merger proposal providing for the Merger, (ii) the detailed written report of the board of directors of Skillsoft and the detailed written report of the board of directors of Churchill, and (iii) the common independent expert’s report prepared by PKF Audit & Conseil as independent auditor (réviseur d’entreprises).

Pursuant to the terms and subject to the conditions set forth in the Skillsoft Merger Agreement, following the Churchill Special Meeting, on June 11, 2021 (the “Closing Date”), the Merger was consummated (the “Closing”). As a result of the Merger, Skillsoft ceased to exist and Skillsoft’s subsidiaries became subsidiaries of Churchill.

Pursuant to the terms and subject to the conditions set forth in the Global Knowledge Merger Agreement, on June 11, 2021, following the Closing, the Global Knowledge Merger was consummated. As a result of the Global Knowledge Merger, Merger Sub merged with and into Global Knowledge, with Global Knowledge surviving the transaction as a wholly-owned subsidiary of Churchill.

Item 2.01 of this Report discusses the consummation of the Merger and the Global Knowledge Merger and the entry into agreements relating thereto and is incorporated herein by reference.

Item 2.03 of this Report discusses the issuance of the Incremental Loans (as defined below) under the FO Credit Agreement and the SO Credit Agreement (each as defined below) and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As described above, on June 10, 2021, Churchill held the Churchill Special Meeting, at which the Churchill stockholders considered and adopted, among other matters, a proposal to adopt and approve the Skillsoft Merger Agreement and the transactions contemplated thereby, including the Merger. On June 11, 2021, the parties consummated the Merger.

Holders of 34,690,979 shares of Churchill’s Class A common stock sold in its initial public offering (the “Churchill IPO”) (such shares, “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from the Churchill IPO, calculated as of two business days prior to the consummation of the business combination, or approximately $10.10 per share and approximately $350.4 million in the aggregate.

At the effective time of the Merger, (i) each outstanding Skillsoft Class A share (other than shares owned by Churchill, which were automatically canceled and retired and ceased to exist, and no consideration was delivered in exchange therefor) was automatically cancelled and Churchill issued as consideration therefor (A) 6.25 shares of Churchill Class A common stock and (B) one share of Churchill Class C common stock and (ii) each outstanding Skillsoft Class B share was automatically cancelled and Churchill issued as consideration therefor 28.125 shares of Churchill Class A common stock, in each case except for any fractional shares of Churchill Class A common stock which would result from conversion (which instead were paid out in cash in accordance with the Skillsoft Merger Agreement). Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued to the former holders of Skillsoft Class A shares in connection with the Merger was redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in incremental indebtedness under the SO Credit Agreement (as defined below).

At the effective time of the Global Knowledge Merger, as consideration for the Global Knowledge Merger, 100% of the issued and outstanding equity interests of Global Knowledge converted, in the aggregate, into the right to receive warrants, each of which entitles the holders thereof to purchase one share of Churchill Class A common stock at an exercise price of $11.50 per share. The aggregate number of warrants received by the equity holders of Global Knowledge as consideration in the Global Knowledge Merger was 5,000,000. The warrants issued to the equity holders of Global Knowledge are non-redeemable and otherwise substantially similar to the private placement warrants issued to Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), in connection with the Churchill IPO.

On October 12, 2020, in connection with the execution of the Skillsoft Merger Agreement, MIH Edtech Investments B.V. (formerly known as MIH Ventures B.V.) (“MIH Edtech Investments”), entered into a subscription agreement (the “Prosus Subscription Agreement”) with Churchill and the Sponsor, and on February 16, 2021 MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Prosus Subscription Agreement to MIH Learning B.V. (“Prosus”) and Prosus accepted such assignments. Pursuant to the Prosus Subscription Agreement, Prosus subscribed for 10,000,000 newly issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the Closing (the “First Step Prosus Investment”), and Churchill granted Prosus a 30-day option (the “Option”) to subscribe for up to the lesser of (i) an additional 40,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share or (ii) such additional number of shares that would result in Prosus beneficially owning shares of Class A common stock representing 35% of the issued and outstanding shares of Churchill Class A common stock on a fully-diluted and as-converted basis (excluding any warrants issued to Prosus pursuant to the Prosus Subscription Agreement) immediately following the consummation of the Merger (the “Prosus Maximum Ownership Amount”) (the “Second Step Prosus Investment” and together with the First Step Prosus Investment, the “Prosus PIPE Investment”). On November 10, 2020, Prosus exercised the Option to subscribe for an additional 40,000,000 shares of Churchill Class A common stock in the Second Step Prosus Investment (or such number of shares as may be reduced pursuant to the Prosus Subscription Agreement). Churchill and Prosus also agreed that following the consummation of the Merger, to the extent that following the Prosus Second Step Investment, Prosus beneficially owned less than the Prosus Maximum Ownership Amount, Prosus would have the concurrent right to purchase a number of additional shares of Churchill Class A common stock, at $10.00 per share, that would result in Prosus maintaining beneficial ownership of at least, but no more than, the Prosus Maximum Ownership Amount.

On October 14, 2020, in connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a subscription agreement with SuRo Capital Corp. (“SuRo”) pursuant to which SuRo subscribed for 1,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share (the “SuRo PIPE Investment”), to be issued at the Closing of the Merger (the “SuRo Subscription Agreement”). Mark Klein, a Churchill director and brother of Michael Klein, manages and has an ownership interest in SuRo. The issuance of the shares of Churchill Class A common stock pursuant to the SuRo Subscription Agreement was subject to approval by Churchill’s stockholders because the number of shares of Class A common stock issuable pursuant to the SuRo Subscription Agreement, together with the shares of Class A common stock issuable pursuant to the Prosus Subscription Agreement, represents greater than 20% of the number of shares of common stock outstanding before such issuance and may result in a change of control of Churchill. The obligations to consummate the transactions contemplated by the SuRo Subscription Agreement were conditioned upon, among other things, customary closing conditions and the consummation of the Merger.

On October 13, 2020, in connection with the execution of the Global Knowledge Merger Agreement, Churchill entered into a subscription agreement with Lodbrok Capital LLP (“Lodbrok”) pursuant to which Lodbrok subscribed for 2,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share (the “Lodbrok PIPE Investment” and, together with the Prosus PIPE Investment and the SuRo PIPE Investment, the “PIPE Investments”), to be issued at the closing of the Global Knowledge Merger (the “Lodbrok Subscription Agreement”). The issuance of the shares of Churchill Class A common stock pursuant to the Lodbrok Subscription Agreement was not subject to approval by Churchill’s stockholders. The obligations to consummate the transactions contemplated by the Lodbrok Subscription Agreement were conditioned upon, among other things, customary closing conditions and the consummation of the Global Knowledge Merger.

Prior to the Closing, the Company consummated the PIPE Investments and issued 53,000,000 shares of its Class A common stock and warrants to purchase 17,666,667 shares of its Class A common Stock for aggregate gross proceeds of $530,000,000.

After giving effect to the business combination and the redemption of public shares as described above, there are currently 133,059,021 shares of the Company’s Class A common stock issued and outstanding. The Company’s Class A common stock and warrants commenced trading on the New York Stock Exchange (“NYSE”) under the symbols “SKIL” and “SKIL WS” on June 14, 2021, subject to ongoing review of the Company’s satisfaction of all listing criteria following the business combination.

As noted above, an aggregate of approximately $350.4 million was paid from the Company’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the Closing of approximately $346.6 million remained in the trust account. The remaining amount in the trust account was used to fund the business combination.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as Churchill was immediately before the Merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Merger, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “outlook,” “target,” “goal,” “may,” “will,” “scheduled” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report (including in information that is incorporated by reference into this Report) and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Merger, the Global Knowledge Merger, the benefits of the Merger and the Global Knowledge Merger, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•	our ability to realize the benefits expected from the Merger and the Global Knowledge Merger;

•	our ability to attract, train and retain an effective sales force and other key personnel;

•	our ability to upgrade and maintain information technology systems;

•	our ability to acquire and protect intellectual property;

•	our ability to meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	our ability to enhance future operating and financial results;

•	our ability to comply with laws and regulations applicable to its business;

•	our ability to successfully defend litigation; and

•	our ability to successfully deploy the proceeds from the Merger.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed or incorporated by reference under the heading “Risk Factors” below, could affect the Company and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this Report:

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the impact of the ongoing COVID-19 pandemic on our business, operating results and financial condition;

•	fluctuations in our future operating results;

•	our ability to successfully identify and consummate acquisition opportunities;

•	the demand for, and acceptance of, our products and for cloud-based technology learning solutions in general;

•	our ability to compete successfully in competitive markets and changes in the competitive environment in our industry and the markets in which we operate;

•	our ability to develop new products;

•	a failure of our information technology infrastructure or any significant breach of security;

•	future regulatory, judicial and legislative changes in our industry;

•	the impact of natural disasters, public health crises, political crises, or other catastrophic events;

•	our ability to attract and retain key employees and qualified technical and sales personnel;

•	fluctuations in foreign currency exchange rates;

•	our ability to protect or obtain intellectual property rights;

•	our ability to raise additional capital;

•	the impact of our indebtedness on our financial position and operating flexibility; and

•	our ability to successfully defend ourselves in legal proceedings.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this Report are more fully described or incorporated by reference under the heading “Risk Factors” below. The risks described or incorporated by reference under the heading “Risk Factors” below are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this Report, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Business

The business of the Company is described in the Registration Statement in the Sections entitled “Information About Skillsoft” and “Information About Global Knowledge” beginning on pages 143 and 198 thereof, respectively, and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Registration Statement in the Section entitled “Risk Factors” beginning on page 37 thereof and are incorporated herein by reference.

Financial Information

The financial information of the Company is described in the Registration Statement in the Sections entitled “Selected Historical Consolidated Financial Information of Skillsoft” and “Skillsoft Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 162 and 165 thereof, respectively, and are incorporated herein by reference.

The financial information of Churchill is described in the Registration Statement in the Sections entitled “Selected Historical Financial Information of Churchill” and “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and beginning on pages 133 and 134 thereof, respectively, and are incorporated herein by reference.

The financial information of Global Knowledge is described in the Registration Statement in the Sections entitled “Selected Historical Financial Information of Global Knowledge” and “Global Knowledge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and beginning on pages 206 and 208 thereof, respectively, and are incorporated herein by reference.

Reference is made to the disclosure set forth in Item 9.01 of this Report relating to the financial information of the Company, Churchill and Global Knowledge.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Skillsoft’s consolidated financial statements, including the notes thereto, included in the Registration Statement and as Exhibit 99.1 hereto and incorporated herein by reference. Certain statements in this “Skillsoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding Skillsoft’s plans, objectives, expectations and intentions. Skillsoft’s future results and financial condition may differ materially from those currently anticipated as a result of the factors described under sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Non-GAAP Financial Measures

We track several non-GAAP metrics that we believe are key financial measures of our success. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of U.S. GAAP financial disclosures. For example, a company with higher U.S. GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, excluding the effects of interest income and expense moderates the impact of a company’s capital structure on its performance. However, non-GAAP measures have limitations as an analytical tool. Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. They are not presentations made in accordance with U.S. GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. As a result, these performance measures should not be considered in isolation from, or as a substitute analysis for, results of operations as determined in accordance with U.S. GAAP.

Adjusted Revenue

Adjusted Revenue. We define Adjusted Revenue as GAAP revenue excluding impact of fresh-start and purchase accounting. We use Adjusted Revenue to assess our operating performance excluding GAAP valuation adjustments from fresh-start and purchase accounting.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are used by management, investors, and other interested parties to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our credit agreements. We define these non-GAAP measures as follows:

EBITDA. Represents net income plus or minus net interest, plus provision for income taxes, depreciation, and amortization as well as impairment of goodwill and intangible assets.

Adjusted EBITDA. Represents EBITDA plus primarily non-cash items and non-recurring items that we consider useful to exclude in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, retention costs, recapitalization and transaction-related costs, net foreign currency impact and other net gains and losses, and impact of fresh-start and purchase accounting).

Free Cash Flow

Free Cash Flow. We define free cash flow as net cash provided by (used in) operating activities less capital expenditures. We consider free cash flow to be important because it measures the amount of cash we spend or generate and reflects changes in our working capital.

	Three Months Ended April 30,
(In thousands)	2021	2020
Non-GAAP Financial Measures – Adjusted Revenue
Subscription revenue	$82,639	$106,349
Non-subscription revenue	9,062	11,980
Total revenue	91,701	118,329
Plus: Impact of fresh-start and purchase accounting	19,874	—
Total adjusted revenue	111,575	118,329

Consolidated
Adjusted subscription revenue	100,583	106,349
Adjusted non-subscription revenue	10,992	11,980
Total Consolidated adjusted revenue	111,575	118,329

Content Business
Adjusted subscription revenue	77,621	80,418
Adjusted non-subscription revenue	4,163	3,900
Total Content Business adjusted revenue	81,784	84,318

SumTotal Business
Adjusted subscription revenue	22,962	25,931
Adjusted non-subscription revenue	6,829	8,080
Total SumTotal Business adjusted revenu	29,791	34,011

The decrease in revenue for the three months ended April 30, 2021 compared to the prior year period is the result of lower order intake in the prior year, as revenue recognition typically occurs in the twelve months that follow order intake. As discussed further below, we have seen improvements in order intake and ARR for our Content business in the current year and expect stabilization of our SumTotal business for the remainder of the year.

Adjusted revenues decreased $6.7 million, or 5.7%, for the three months ended April 30, 2021, compared to the same period in 2020. The decrease in adjusted revenue is due primarily to a $4.2 million decline in our SumTotal business, where we have been experiencing run-off of legacy, non-marketed products. As of April 30, 2021, approximately 68% of our ARR is attributable to our talent development products and the remaining 32% consists of non-marketed products.

We also experienced a decrease in our adjusted Content revenue of approximately of $2.5 million, which was driven primarily by lower prior year customer retention on, and new sales related to, our legacy Skillport platform. This decline related partly to the customer experience on Skillport, as well as to competitive offerings. Offsetting this decline was higher retention associated with Content customers migrating to the Percipio platform, as well as new sales of Percipio.

We are continuing to execute our Percipio migration strategy and expect 90% of content revenues will be on Percipio or dual deployment by the end of the current fiscal year. As such, we expect increased retention of existing customers, as well as sales to new customers, to increase over the next year, leading ultimately to stabilization and then increases in adjusted revenue. Because retention and new sales of Content and SumTotal were impacted by the COVID-19 pandemic, along with the continuing adverse impact of Skillport on the Content business, we experienced lower order intake during the year ended January 31, 2021. The lower order intake in the prior year will result in adjusted revenues for the fiscal year ending January 31, 2022 being lower than the fiscal year ended January 31, 2021 as revenue is typically recognized over the twelve months following order intake. In addition to increased usage from an increasing base of Percipio customers, who consume content at a rate of 4x compared to Skillport, the COVID-19 pandemic also resulted in higher usage of our products by existing customers. We believe this increased usage bodes well for future retention of such customers, as well as for wider acceptance of digital learning by businesses generally.

	Three Months Ended April 30,
(In thousands)	2021	2020
Non-GAAP Financial Measures -

EBITDA, Adjusted EBITDA

Net income (loss)	$(37,405)	$(433,903)
Interest expense, net	11,439	105,959
Provision for income taxes	(2,089)	(8,891)
Depreciation and amortization	37,362	20,001
Impairment of goodwill and intangible assets	-	332,376
EBITDA	9,307	15,542
Plus: Non-recurring retention and consulting costs	707	4,917
Plus: Recapitalization and transaction-related costs	1,932	16,376
Plus: Restructuring and contract terminations	537	370
Plus: Integration and migration related	779	558
Plus: Foreign currency and other non-cash expense	171	(854)
Plus: Impact of fresh-start and purchase accounting	18,021	—
Plus: Stock-based compensation	—	—
Plus: Other add backs	422	19
Adjusted EBITDA	$31,876	$36,928

Adjusted EBITDA was primarily impacted by the reduction in Adjusted Revenue, with a $6.8 million decline in Adjusted Revenue resulting in a $5.1 million reduction in Adjusted EBITDA.

(In thousands)
Non-GAAP Financial Measures -

Free Cash Flow

Net cash provided by (used in) operating activities	39,676	24,764
Less: Capital expenditures	(1,880)	(3,744)
Free cash flow	$37,796	$21,020

The significant improvement in free cash flow for the three months ended April 30, 2021 compared to the corresponding period in the prior year was the result of lower one-time recapitalization and transaction related costs, which decreased from $16.4 million for the three months ended April 30, 2020 to $1.9 million in the current period. The $16.4 million of costs in the prior year was attributable to our preparation for a voluntary prepackaged Chapter 11 filing whereas the $1.9 million related to the acquisition of Skillsoft by Churchill. Free cash flow was also impacted by our change in capital structure, with no interest being paid for the three months ended April 30, 2020 due to a forbearance agreement with our prior lenders while we paid approximately $11.1 million of interest for the three months ended April 30, 2021 under our new exit credit facility. The impact of higher interest payments for the three months ended April 30, 2021 was partially offset by the timing of vendor payments which were approximately $8.7 million lower for the three months ended April 30, 2021.

Due to the seasonality of our business, a substantial portion of our orders are received and billed in the fourth quarter of each year. On a prospective basis with our new capital structure, we expect to generate positive free cash flow in the fourth quarter and first quarter of each year whereas free cash flow in the second and third quarters of each fiscal year is expected to be breakeven or negative.

Key Performance Metrics

We use key performance metrics to help us evaluate our performance and make strategic decisions. Additionally, we believe these metrics are useful as a supplement to investors in evaluating the Company’s ongoing operational performance and trends. These key performance metrics are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled metrics presented by other companies.

Order Intake

Order Intake. Order Intake in any particular period represents orders received during that period and reflects (i) subscription renewals, upgrades, churn, and downgrades to existing customers, (ii) non- subscription services, and (iii) sales to new customers. Order Intake generally represents a customer’s annual obligation (versus the life of the contract), and, for the subscription business, revenue is recognized for such Order Intake over the following 12 months. We use Order Intake to measure and monitor current period business activity with respect to our ability to sell subscriptions and services to our platforms.

Annualized Recurring Revenue

Annualized Recurring Revenue (“ARR”). Represents the annualized recurring value of all active subscription contracts at the end of a reporting period. We believe ARR is useful for assessing the performance of our recurring subscription revenue base and identifying trends affecting our business.

Dollar Retention Rate

Dollar Retention Rate (“DRR”) — For existing customers at the beginning of a given period, DRR represents subscription renewals, upgrades, churn, and downgrades in such period divided by the beginning total renewable base for such customers for such period. Renewals reflect customers who renew their subscription, inclusive of auto-renewals for multi-year contracts, while churn reflects customers who choose to not renew their subscription. Upgrades include orders from customers that purchase additional licenses or content (e.g., a new Leadership and Business module), while downgrades reflect customers electing to decrease the number of licenses or reduce the size of their content package. Upgrades and downgrades also reflect changes in pricing. We use our DRR to measure the long-term value of customer contracts as well as our ability to retain and expand the revenue generated from our existing customers.

Order Intake

The following table sets forth Order Intake for the three months ended April 30, 2021 and 2020.

	Three Months Ended April 30
(In thousands)	2021	2020
Content Business Order Intake
Percipio Order Intake	$17,111	$10,117
Dual Deployment Order Intake	9,869	12,675
Skillport Order Intake	9,318	13,912
Total Subscription Order Intake	36,298	36,704
Services & One-Time Order Intake	2,572	1,805
Total Content Business Order Intake	38,869	38,510

SumTotal Business Order Intake
Subscription Order Intake	$20,773	$26,851
Services & One-Time Order Intake	4,651	5,301
Total SumTotal Business Order Intake	25,424	32,152

 Annualized Recurring Revenue

The following table sets forth ARR as of April 30, 2021 and January 31, 2021:

	April 30, 2021	January 31, 2021
Key Performance Metrics Annualized Recurring Revenue (“ARR”) Percipio ARR	$81,018	$75,802
Dual Deployment ARR	166,096	161,327
Skillport ARR	72,209	80,245
Total Content Business ARR.	319,323	317,274
SumTotal Business ARR	97,153	99,148

Dollar Retention Rate

The following table sets forth our Dollar Retention Rates for the last twelve-month (“LTM”) period ended April 30, 2021 and for the three month periods ended April 30, 2021 and 2020.

	April 30
	LTM	2021	2020
Dollar Retention Rate (“DRR”)
Percipio DRR	100%	94%	100%
Dual Deployment DRR	104%	104%	97%
Skillport DRR	70%	76%	77%
Total Content Business DRR	93%	91%	88%
SumTotal Business DRR	91%	95%	96%

Content Business

On a seasonal basis, the first quarter represents the lowest level of quarterly Order Intake in the content business due to lower customer renewals. Order Intake in the content business for the three months ended April 30, 2021 was $38.9 million, an increase of $0.4 million compared to the prior year period. New business was $4.7 million compared to $4.4 million in the year ago period. DRR for the Content business also improved period to period to 91% from 88% due to continued migration to Percipio. We expect DRR will continue to improve for our Content business as more of our customers use Percipio, which has significantly higher renewal rates due to its superior user experience compared to our legacy Skillport platform. In the current period, the Dual Deployment DRR was 104% and Percipio DRR was 94%. The Percipio DRR was impacted in part by approximately $0.6 million of contracts not renewing on their anniversary dates but expected to renew in future periods, which if renewed in the current period would have brought the Percipio renewal rate to 97%. Renewal timing shifts did not impact revenue, as customers continued to receive and pay for subscriptions during the delay period. The net impact of new business and renewal activity resulted in an increase in ARR for the content business of $2.0 million for the three months ended April 30, 2021 compared to January 31, 2021.

We expect DRR for Percipio will trend in line with the LTM DRR of 100% and also expect new sales will continue to accelerate given the Percipio offering and our increased investment in sales and marketing to drive new business. Based on our expectations for improved DRR and new sales, we expect (i) current fiscal year Order Intake will be consistent with the prior year and (ii) will begin growing in the next fiscal year and thereafter.

SumTotal Business

Order intake for the SumTotal business for the three months ended April 30, 2021 was $25.4 million, a decrease of $6.7 million compared to the prior year period. Approximately $3.4 million of the decline is attributable to timing of renewals that moved into subsequent quarters. The remaining decrease is primarily due to run-off of legacy, non-marketed products. As of April 30, 2021, approximately 70% of our ARR is attributable to our talent development products and the remaining 30% consists of non-marketed products. We expect Order Intake for our SumTotal business to stabilize over the course of the fiscal year, with growth in our core talent development product offset by continued runoff of legacy, non-marketed products. ARR for the SumTotal business decreased by $1.9 million compared to January 31, 2021 due to run-off of legacy, non-marketed products.

Results of Operations

Our financial results for Pointwell Limited for the three months ended April 30, 2020 is referred to as the “Predecessor” period. Our financial results for Software Luxembourg Holding S.A. for the three months ended April 30, 2021 is referred to as the “Successor” period. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP.

The following table sets forth certain items from our consolidated statements of operations as a percentage of total revenues for the periods indicated:

	Successor	Predecessor
	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020
Revenues:
Total revenues	100.0%	100.0%
Operating expenses:
Cost of revenues	26.7%	20.5%
Content and software development	18.1%	14.3%
Selling and marketing	31.1%	27.7%
General and administrative	13.5%	13.3%
Recapitalization and transaction-related costs	2.1%	13.8%
Amortization of intangible assets	38.1%	14.7%
Impairment of goodwill and intangible assets	0.0%	280.9%
Restructuring	0.6%	0.3%
Total operating expenses	130.2%	385.4%
Operating loss	-30.2%	-285.4%
Interest and other expense, net	-12.9%	-88.8%
Loss before benefit from income taxes	-43.1%	-374.2%
Benefit from income taxes	-2.3%	-7.5%
Net loss	-40.8%	-366.7%

Revenues

We generate revenues from our cloud-based learning solutions for enterprise, government, education and small business customers worldwide. We provide content learning solutions, principally in Leadership and Business, Technology and Developer, and Compliance, through two platforms: Percipio, our intelligent online learning platform that delivers an immersive learning experience, and Skillport, our legacy platform. Since its introduction in 2017, we have continued to invest in Percipio to deliver best-in-class learning experience and enhance the platform with key features and functionality. These learning solutions are typically sold on a subscription basis for a fixed term. We also provide a unified, comprehensive and configurable talent management solution that allows organizations to attract, develop and retain the best talent. We sell professional services related to the talent management solution, and occasionally provide perpetual and term-based licenses for on-premise versions of the solution.

The following table sets forth the percentage of our revenues attributable to geographic regions for the periods indicated:

	Successor	Predecessor
	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020
Revenues:
United States	76.5%	79.0%
Other Americas	4.9%	4.2%
Europe, Middle East and Africa	13.2%	11.7%
Asia-Pacific	5.4%	5.1%
Total revenues	100.0%	100%

Subscription and Non-Subscription Revenue

We measure and report revenue by transaction type. Understanding revenue by transaction type helps us identify and address broad changes in the types of services customers purchase from us. We summarize our transaction type revenue into the following categories:

Subscription Revenue. Represents revenue generated from contracts specifying a minimum fixed fee for services delivered over the life of the contract. The initial term of these contracts is generally two to five years and generally non-cancellable for the term of the subscription. The fixed fee is generally paid upfront. These contracts typically consist of subscriptions to our various offerings which provide continuous access to our platforms and associated content over the contract term. Subscription revenues are inclusive of maintenance revenue for SumTotal. Subscription revenue is usually recognized ratably over the contract term.

Non-Subscription Revenue. Primarily represents professional services related to implementation of our offerings and subsequent, ongoing consulting engagements. Our non-subscription services complement our subscription business in creating strong and comprehensive customer relationships.

The following table sets forth subscription and non-subscription revenue for our Content and SumTotal business units for the periods indicated:

	Successor	Predecessor
(In thousands)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020
Subscription revenues:
Content	$63,644	80,418
SumTotal	18,995	25,931
Total subscription revenues	82,639	106,349
Non-subscription revenues:
Content	3,413	3,900
SumTotal	5,649	8,080
Total non-subscription revenues	9,062	11,980
Total revenues	$91,701	$118,329

Revenue by Type

The following is a summary of our revenues by type for the three months ended April 30, 2021 and 2020:

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Revenues:
SaaS and subscription services	$78,574	$101,089	$(22,515)	(22.3)%
Software maintenance	4,064	5,260	(1,196)	(22.7)%
Professional services	8,191	10,946	(2,755)	(25.2)%
Perpetual and term-based software licenses	872	1,031	(159)	(15.4)%
Hardware and other	-	3	(3)	(100.0)%
Total revenues	$91,701	$118,329	$(26,628)	(22.5)%

Revenues decreased $26.6 million, or 22.5%, for the three months ended April 30, 2021, compared to the same period in 2020. The primary reason for the decrease in GAAP revenue is due to the application of fresh-start reporting that requires beginning deferred revenue in the Successor period to be reduced to its estimated fair value, which is derived from the estimated costs to fulfill contractual obligations rather than the value of contractual billings to customers. The application of fresh-start reporting resulted in a decrease in GAAP revenue of approximately $19.9 million compared to the three months ended April 30, 2020. The impact of fresh-start reporting will also decrease GAAP revenue for the three months ended July 31, 2021. After excluding the impact of fresh-start reporting, the decrease in revenues is due primarily to a $4.2 million decline in our SumTotal business, where we have been experiencing run-off of legacy, non-marketed products. As of April 30, 2021, approximately 70% of our ARR is attributable to our talent development products and the remaining 30% consists of non-marketed products. We also experienced a decrease in our adjusted content revenue of approximately of $2.5 million, which was driven by lower customer retention on, and new sales related to, our legacy Skillport platform. This decline related partly to the customer experience on Skillport, as well as to competitive offerings. Offsetting this decline was higher retention associated with Content customers migrating to the Percipio platform, as well as new sales of Percipio.

Burdened by excessive debt prior to our recapitalization in August 2020, we have had limited financial flexibility in recent years to increase investments in accelerating migrations to the Percipio platform. With a right-sized capital structure and significant additional liquidity, we plan to increase investments and other activities to accelerate migrations and improve overall competitiveness, leading to expected growth of revenues from customers on the Percipio platform. As such, we expect increased retention of existing customers, as well as sales to new customers, to increase over the next year, leading ultimately to stabilization and then increases in organic GAAP revenue. Because retention and new sales of Content and SumTotal were impacted by the COVID-19 pandemic, along with the continuing adverse impact of Skillport on the Content business, we experienced lower order intake during the year ended January 31, 2021. The lower order intake in the prior year will result in adjusted revenues for the fiscal year ending January 31, 2022 being lower than the fiscal year ended January 31, 2021 as revenue is typically recognized over the twelve months following order intake. In addition to increased usage from an increasing base of Percipio customers, who consume content at a rate of 4x compared to Skillport, the COVID-19 pandemic also resulted in higher usage of our products by existing customers. We believe this increased usage bodes well for future retention of such customers, as well as for wider acceptance of digital learning by businesses generally.

Operating expenses

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Cost of revenues	$24,521	$24,214	$307	1.3%
Content and software development	16,607	16,943	(336)	(2.0)%
Selling and marketing	28,502	32,737	(4,235)	(12.9)%
General and administrative	12,362	15,688	(3,326)	(21.2)%
Recapitalization and transaction-related costs	1,932	16,376	(14,444)	(88.2)%
Amortization of intangible assets	34,943	17,370	17,573	101.2%
Impairment of goodwill and intangible assets	-	332,376	(332,376)	(100.0)%
Restructuring	537	370	167	45.1%
Total operating expenses	$119,404	$456,074	$(336,670)	(73.8)%

Cost of revenues

Cost of revenues consists primarily of employee salaries and benefits for hosting operations, professional service and customer support personnel; royalties; hosting and software maintenance services; facilities and utilities costs; and consulting services. The table below provides details regarding the changes in components of cost of revenues.

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Compensation and benefits	$13,188	$13,542	$(354)	(2.6)%
Royalties	4,850	4,267	583	13.7%
Hosting and software maintenance	3,029	2,862	168	5.9%
Facilities and utilities	2,347	1,941	406	20.9%
Consulting and outside services	1,024	1,479	(406)	(30.8)%
Other	83	123	(40)	(32.5)%
Total cost of revenues	$24,521	$24,214	$307	1.3%

The increase in royalties was due to additional fees for increased usage during the three months ended April 30, 2021. The increase in facilities and utilities was primarily a result of more overhead costs allocated to cost of revenues as the headcount of offshore customer support personnel increased during the three months ended April 30, 2021, compared to the same period in 2020. The decrease in consulting and outside services expenses for the three months ended April 30, 2021, compared to the same period in 2020, was primarily due to lower implementation volume in our SumTotal business resulting in less outsourced professional services in 2021.

Content and software development

Content and software development expenses include costs associated with the development of new products and the enhancement of existing products, consisting primarily of employee salaries and benefits; development related professional services; facilities costs; depreciation; and software maintenance costs. The table below provides details regarding the changes in components of content and software development expenses.

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Compensation and benefits	$10,808	$11,243	$(435)	(3.9)%
Consulting and outside services	3,673	3,651	22	0.6%
Facilities and utilities	1,308	1,501	(193)	(12.9)%
Software Maintenance	722	479	243	50.7%
Other	96	68	28	40.7%
Total content and software development expenses	$16,607	$16,943	$(336)	(2.0)%

The decrease in compensation and benefits for the three months ended April 30, 2021, compared to the same period in 2020, was a result of workforce reductions to align with current sales levels.

Selling and marketing

Selling and marketing, or S&M, expenses consist primarily of employee salaries and benefits for selling, marketing and pre-sales support personnel; commissions; travel expenses; advertising and promotional expenses; consulting and outside services; facilities costs; depreciation; and software maintenance costs. The table below provides details regarding the changes in components of S&M expenses.

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Compensation and benefits	$21,212	$23,333	$(2,121)	(9.1)%
Advertising and promotions	3,485	3,401	84	2.5%
Facilities and utilities	1,704	2,534	(830)	(32.8)%
Consulting and outside services	1,139	1,673	(534)	(31.9)%
Software Maintenance	893	775	117	15.1%
Travel expenses	19	981	(962)	(98.1)%
Other	51	41	10	24.8%
Total S&M expenses	$28,502	$32,737	$(4,235)	(12.9)%

The decrease in compensation and benefits for the three months ended April 30, 2021, compared to the same period in 2020, was primarily due to lower commission expenses as a result of the application of fresh-start reporting, which required us to eliminate the balance of deferred commissions which otherwise would have been recognized as commission expense in the Successor period. Also contributing to the decrease in compensation and benefits was a reduction of SumTotal sales personnel in 2021. The sales workforce reduction resulted in less facilities and utilities costs allocated to S&M for the three months ended April 30, 2021, compared to the same period in 2020. The decrease in consulting and outside services for the three months ended April 30, 2021, compared to the same period in 2020, was primarily due to Skillsoft’s trade show event, Perspectives 2020, and related expenses incurred in the three months ended April 30, 2020 in anticipation of the event held in May 2020. Skillsoft’s Perspectives 2021 will be held in September 2021 and we expect that the event related expenses will incur in the three months ended October 31, 2021. The decrease in travel expenses for the three months ended April 30, 2021, compared to the same period in 2020, was due to COVID-19 pandemic. We expect that travel expenses will increase in the following quarters.

General and administrative

General and administrative, or G&A, expenses consist primarily of employee salaries and benefits for executive, finance, administrative, and legal personnel; audit, legal and consulting fees; insurance; franchise, sales and property taxes; facilities costs; and depreciation. The table below provides details regarding the changes in components of G&A expenses.

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Compensation and benefits	$7,690	$12,013	$(4,323)	(36.0)%
Consulting and outside services	2,861	1,726	1,851	107.3%
Facilities and utilities	748	812	(64)	(7.8)%
Franchise, sales, and property tax	520	375	145	38.7%
Insurance	371	319	52	16.2%
Other	172	443	(271)	(61.2)%
Total G&A expenses	$12,362	$15,688	$(2,610)	(16.6)%

The decrease in compensation and benefits for the three months ended April 30, 2021, compared to the same period in 2020, was primarily due to one-time retention bonuses paid to key employees in connection with the Company’s Chapter 11 filing and recapitalization efforts in 2020. The increase in consulting and outside services expenses for the three months ended April 30, 2021, compared to the same period in 2020, was primarily due to increased audit and tax services, and business process improvement projects related consulting services.

Recapitalization and transaction-related costs

Recapitalization and transaction-related costs consist of professional fees for legal, investment banking and other advisor costs incurred in connection with our recapitalization efforts, including the evaluation of strategic alternatives, preparation for the Chapter 11 filing, and activities related to the planned merger with Churchill.

Amortization of intangible assets

Intangible assets arising from business combinations are developed technology, customer-related intangibles, trade names and other identifiable intangible assets with finite lives. These intangible assets are amortized over the estimated useful lives of such assets. We also capitalize certain internal use software development costs related to our SaaS platform incurred during the application development stage. The internal use software is amortized on a straight-line basis over its estimated useful life.

The increase in amortization of intangible assets for the three months ended April 30, 2021, compared to the same period 2020, was primarily due to the intangible assets that arose from our reorganization and related application of fresh-start reporting on August 27, 2020.

Impairment of goodwill and intangible assets

We review intangible assets subject to amortization for impairment if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. The Company reviews indefinite lived intangible assets, including goodwill, on the annual impairment test date or more frequently if there are indicators of impairment. No impairment indicators were present during the three months ended April 30, 2021.

During the Predecessor period for the three months ended April 20, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools we offer have many advantages over traditional in person learning in the current environment, some of our customers have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. As a result of the expected impact of the COVID-19 pandemic, management decreased its estimates of future cash flows. In addition to the uncertainty introduced by the COVID-19 pandemic, our over-leveraged capital structure continued to create headwinds. In April 2020, we received temporary forbearance from our lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around our capital structure and future ownership continued to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding our capital structure combined with the potential impact that the COVID-19 pandemic would have on our company and the global economy, resulted in a significant decline in the fair value of our reporting units during the predecessor period ended August 27, 2020.

As part of our evaluation of impairment indicators based on the circumstances described above as of April 30, 2020, we determined the SumTotal long-lived asset group failed the undiscounted cash flow recoverability test. Accordingly, we estimated the fair value of our individual long-lived assets to determine if any impairment charges were present. Our estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, we concluded the fair values of certain SumTotal intangible assets were lower than their current carrying values and, accordingly, impairment charges of $62.3 million were recognized for the Predecessor period from February 1, 2020 to August 27, 2020.

In light of the circumstances above, we also concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, we estimated the fair value of the Skillsoft trade name using a discounted cash flow (“DCF”) analysis which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on this analysis, we concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $92.2 million for the Predecessor period from February 1, 2020 to August 27, 2020.

In accordance with ASC 350, for goodwill we determined triggering events had occurred and performed an impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of a DCF analysis, which were also materially corroborated by an EBITDA multiple approach. The results of the impairment tests performed indicated that the carrying values of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit and a $70.0 million goodwill impairment for the SumTotal reporting unit.

In total, as described in detail above, we recorded $332.4 million of impairment charges for the three months ended April 30, 2020, consisting of (i) $62.3 million of impairments of SumTotal definite-lived intangible assets, (ii) an $92.2 million impairment of the Skillsoft trade name, (iii) a $107.9 million goodwill impairment for the Skillsoft reporting unit and (iv) a $70.0 million goodwill impairment for the SumTotal reporting unit.

Restructuring

In January 2021, we committed to a restructuring plan that encompassed a series of measures intended to improve our operating efficiency, competitiveness and business profitability. These included workforce reductions mainly within our SumTotal business, and consolidation of facilities as we are adopting new work arrangements for certain locations. During the three months ended April 30, 2021, we recorded restructuring charges of $0.5 million for employee severance cost adjustments.

In connection with our strategic initiatives implemented during 2020, we approved and initiated plans to reduce our cost structure and better align operating expenses with existing economic conditions and our operating model. During the three months ended April 30, 2020, we recorded restructuring charges of $0.4 million for employee severance cost adjustments and lease termination related fees.

Interest and other expense

Interest and other expense, net, consists of gain and loss on derivative instruments, interest income, interest expense, and other expense and income.

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Other (expense) income, net	$(352)	$910	$(1,262)	(138.7)%
Interest income	10	19	(9)	(47.4)%
Interest expense, net	(11,449)	(105,978)	94,529	(89.2)%
Interest and other expense, net	$(11,791)	$(105,978)	$93,258	(88.8)%

The decrease in other (expense) income was primarily due to $0.9 million of net foreign exchange gains (specifically, resulting from foreign currency denominated transactions and the revaluation of foreign currency denominated assets and liabilities) during the three months ended April 30, 2020, and $0.3 million of net foreign exchange losses during the three months ended April 30, 2021. The decrease in interest expense for the three months ended April 30, 2021, compared to the same period in 2020, was the result of our reorganization through the Chapter 11 Cases (as defined below) completed in August 2020, which resulted in substantially less outstanding debt.

Benefit from income taxes

	Successor	Predecessor
(In thousands, except percentages)	Three Months Ended April 30, 2021	Three Months Ended April 30, 2020	Dollar Increase/ (Decrease)	Percent Change
Benefit from income taxes	$(2,089)	$(8,891)	$6,802	(76.5%)
Effective income tax rate	5.3%	2.0%

The decrease in Benefit from income taxes for the three months ended April 30, 2021, compared to the same period in 2020, was primarily due to increases in the valuation allowance on our deferred tax assets and the impact of foreign rate differential in the three months ended April 30, 2021, as well as the impact of the impairment of intangible assets in the three months ended April 30, 2020.

The effective income tax rate for the three months ended April 30, 2021, differs from the Luxembourg statutory rate of 24.9% due primarily to the impact of foreign earnings in lower tax jurisdictions and an increase in the valuation allowance on the Company’s deferred tax assets, partially offset by a decrease in reserves for uncertain tax positions.

The effective income tax rate for the three months ended April 30, 2020, differed from the Ireland statutory rate of 12.5% due primarily to the impairment of non-deductible goodwill and an increase in our valuation allowance on our deferred tax assets in Ireland and the United States.

Liquidity and Capital Resources

On June 14, 2020, Pointwell and certain of its subsidiaries, including Skillsoft Corporation (collectively, the “Debtors”), commenced voluntary “prepackaged” petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to a prepetition restructuring support agreement entered into with the substantial majority of its first and second lien lenders with the objective of reducing long-term debt while maintaining normal operations and paying all trade creditors in full. On June 15, 2020 the Debtors filed a plan of reorganization (as amended, the “Plan of Reorganization”) and a related disclosure statement with the Bankruptcy Court which was subsequently amended by revised filings. In addition to supporting the Plan of Reorganization, certain of the Debtors’ consenting first lien lenders agreed to support the Debtors’ restructuring process by providing the Debtors with $60 million in post-petition financing (the “DIP Facility” and the lenders under such facility, the “DIP Facility Lenders”).

On August 27, 2020, the Debtors consummated the Plan of Reorganization and emerged from Chapter 11. Upon emergence, all claims related to the DIP Facility were discharged and the DIP Facility Lenders received, in full and final satisfaction of such claims, on a dollar for dollar basis, the First Out Term Loan (as defined below). All claims related to the Predecessor Company’s outstanding obligations under the variable rate loans and first lien senior notes (collectively, the “Predecessor first lien obligations”) were discharged, and the holders of claims with respect to the Predecessor first lien obligations received, in full and final satisfaction of such claims, its pro rata share of the Second Out Term Loan (as defined below) and 3,840,000 Class A ordinary shares of the Successor. All claims related to the Predecessor’s outstanding obligations under the second lien senior notes (the “Predecessor second lien obligations”) were discharged, and the holders of claims with respect to the Predecessor second lien obligations received, in full and final satisfaction of such claims 160,000 Class B ordinary shares of the Successor and warrants to purchase common shares of the new parent company of Pointwell, Software Luxembourg Holding S.A.

Upon emergence, the Exit Credit Facility of $520 million consists of (i) a $110 million super senior term loan facility (the “First Out Term Loan”), and (ii) a $410 million first lien, second-out term loan facility (the “Second Out Term Loan”). The Exit Credit Facility bears interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The First Out Term Loan is due in December 2024 and the Second Out Term Loan is due April 2025. The Exit Credit Facility contains customary provisions and reporting requirements, including prepayment penalties and a maximum leverage covenant that will be first measured January 31, 2022 and each quarter thereafter. Quarterly principal repayments of $1.3 million begin for the quarter ended April 30, 2021 and increase to $2.6 million for the quarter ended April 30, 2022 until maturity.

The Reorganization resulted in a new capital structure with significantly lower levels of debt and a corresponding decrease in interest payments. As a result of the Reorganization, our consolidated debt decreased from $3.4 billion to $0.6 billion. After emergence, we have funded operations primarily through the use of cash collected from our customers and the proceeds received from the Exit Credit Facility, supplemented from the borrowings under our accounts receivable facility. Our principal sources of liquidity include cash and cash equivalents totaling $105.0 million as of April 30, 2021.

Our cash requirements vary depending on factors such as the growth of the business, changes in working capital, and capital expenditures. We expect to operate the business and execute our strategic initiatives principally with funds generated from operations and supplemented from borrowings up to a maximum of $75.0 million under our accounts receivable facility. We anticipate that we will have sufficient internal and external sources of liquidity to fund operations and anticipated working capital and other expected cash needs for at least the next 12 months as well as for the foreseeable future with capital sources currently available.

Cash Flows

The following table summarizes our cash flows for the period presented:

	Successor	Predecessor
(In thousands)	Three Months Ended April 30, 2021	Three Months Ended April 20, 2020
Net cash provided by operating activities	$39,676	$24,764
Net cash used in investing activities	(1,880)	(3,744)
Net cash (used in) provided by financing activities	(4,439)	6,275
Effect of foreign currency exchange rates on cash and cash equivalents	(140)	(1,602)
Net increase in cash and cash equivalents	$33,217	$25,693

Cash Flows from Operating Activities

The significant improvement in cash provided by operating activities for the three months ended April 30, 2021 compared to the corresponding period in the prior year was the result of lower one-time recapitalization and transaction related costs, which decreased from $16.4 million for the three months ended April 30, 2020 to $1.9 million in the current period. The $16.4 million of costs in the prior year was attributable to our preparation for a voluntary prepackaged Chapter 11 filing whereas the $1.9 million related to the acquisition of Skillsoft by Churchill. Cash flow provided by operating activities was also impacted by our change in capital structure, with no interest being paid for the three months ended April 30, 2020 due to a forbearance agreement with our prior lenders while we paid approximately $11.1 million of interest for the three months ended April 30, 2021 under our new exit credit facility. The impact of higher interest payments for the three months ended April 30, 2021 was partially offset by the timing of vendor payments which were approximately $8.7 million lower for the three months ended April 30, 2021.

On a prospective basis with our new capital structure, due to the seasonality of our business, where a substantial portion of our orders are received and billed in the fourth quarter of each year, we typically generate positive cash flow in the fourth quarter and first quarter of each year whereas cash flow from operating activities in the second and third quarters of each fiscal year is typically breakeven or negative.

Cash Flows from Investing Activities

Cash flows from investing activities consist predominantly of purchases of computer hardware and other property, as well as capitalized software development costs.

Cash Flows from Financing Activities

Cash flows from financing activities consist of borrowings and repayments under our Predecessor and Successor debt facilities and our accounts receivable facility.

Contractual and Commercial Obligations

The scheduled maturities of our debt and future minimum rental commitments under non-cancelable lease agreements as of April 30, 2021 were as set forth in the table below.

	Payments due by Fiscal Year
(In thousands)	Total	2022(1)	2022-2024	2024-2026	Thereafter
First Out Term Loan	$109,725	$825	$4,400	$104,500	$-
Second Out Term Loan	408,975	3,075	16,400	389,500	-
Operating leases	21,636	3,898	7,564	3,929	6,245
Finance lease	1,209	1,209	-	-	-
	$541,545	$9,007	$28,364	$497,929	$6,245

(1)	Excluding payments made during the three months ended April 30, 2021.

From time to time, we are a party to or may be threatened with litigation in the ordinary course of our business. We regularly analyze current information, including, as applicable, our defense and insurance coverage and, as necessary, provide accruals for probable and estimable liabilities for the eventual disposition of these matters. We are presently not a party to any material legal proceedings.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of assets, liabilities, revenues and expenses during the reporting period. We regularly reevaluate our estimates and judgments, including those related to the following: fresh-start accounting, revenue recognition, impairment of goodwill and intangible assets; income tax assets and liabilities; and restructuring charges and accruals. We base our estimates and judgments on historical experience and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations.

We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and involve our most difficult and subjective estimates and judgments.

Revenue Recognition

On February 1, 2019, we adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method. We applied ASC 606 to contracts that were not completed on February 1, 2019. Results for reporting periods beginning after February 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605. See Note 2(t) to our consolidated financial statements for the year ended January 31, 2020 included in the Registration Statement for discussion related to the impact of adoption.

Under the guidance of ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, we applied the following five steps:

•	Identify the contract(s) with the customer.

•	Identify the performance obligations in the contract.

•	Determine the transaction price.

•	Allocate the transaction price to the performance obligations in the contract.

•	Recognize revenue as the entity satisfies the performance obligation.

We enter into contracts with customers that provide cloud-based learning solutions and talent management solutions for customers worldwide. These solutions are typically sold on a subscription basis for a fixed term. We account for a contract when (i) it has approval and commitment from both parties, (ii) the rights of the parties have been identified, (iii) payment terms have been identified, (iv) the contract has commercial substance and (v) collectability of substantially all of the consideration to which we will be entitled in exchange for the transfer of goods or services is probable. Approximately one third of our revenue recognized each year is related to contracts that have an original duration of one year or less.

Our Software as a Service (“SaaS”) subscription arrangements for learning and talent management solutions generally do not provide customers with the right to take possession of the software supporting the platform or, in the case of learning solutions, to download course content without continuing to incur fees for hosting services and, as a result, are accounted for as service arrangements. Access to the platform and course content represents a series of distinct services as we continually provide access to, and fulfill our obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer. Our subscription contracts typically vary from one year to three years. Our arrangements are generally non-cancellable and non-refundable.

We also provide professional services related to our talent management solutions which are typically considered distinct performance obligations and are recognized over time as services are performed. We also occasionally sell talent management solutions by providing perpetual and term-based licenses for on-premise versions of the software. Such arrangements are treated as transfers of intellectual property and the amount of consideration attributable to the delivered licenses are recognized at the point of delivery and the remaining amounts allocated for post contract support are recognized over time.

While the vast majority of our revenue relates to SaaS subscription services where the entire arrangement fee is recognized on a ratable basis over the contractual term, we sometimes enter into contractual arrangements that have multiple distinct performance obligations, one or more of which have different periods over which the services or products are delivered. These arrangements may include a combination of subscriptions, products, support and professional services. We allocate the transaction price of the arrangement based on the relative estimated standalone selling price (“SSP”) of each distinct performance obligation.

Our process for determining SSP for each performance obligation, where necessary, involves significant management judgment. In determining SSP, we maximize observable inputs and consider a number of data points, including:

•	the pricing of standalone sales;

•	the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;

•	contractually stated prices for deliverables that are intended to be sold on a standalone basis; and

•	other pricing factors, such as the geographical region in which the products are sold and expected discounts based on the customer size and type.

Determining SSP for performance obligations which we rarely or never sell separately also requires significant judgment. In estimating the SSP, we consider the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.

We also sell cloud-based learning solutions through resellers, where payments are typically based on the solutions sold through to end users. Reseller arrangements of this nature sometimes require us to estimate end user activity for a brief period of the contract term, however, amounts estimated and actual amounts subsequently billed have not been material to date.

We only include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We reduce transaction prices for estimated returns and other allowances that represent variable consideration under ASC 606, which we estimate based on historical return experience and other relevant factors and record a corresponding refund liability as a component of accrued expenses and other current liabilities. Based on the nature of our business and product offerings, contingent revenue and other variable consideration are infrequent.

While not a common practice for us, in the event we grant the customer the option to acquire additional products or services in an arrangement, we consider if the option provides a material right to the customer that it would not receive without entering into the contract (e.g., an incremental discount compared to the range of discounts typically given for similar products or services). If a material right is deemed to exist, we account for the option as a distinct performance obligation and recognize revenue when those future products or services are transferred or when the option expires.

Reimbursements received from customers for out-of-pocket expenses are recorded as revenues, with related costs recorded as cost of revenues. We present revenues net of any taxes collected from customers and remitted to government authorities.

We apply the practical expedient for contracts with significant financing components that are under one year, whereby we do not evaluate contracts under one year to determine if they have a significant financing component.

We apply the practical expedient for the deferral of sales commissions and other contract acquisition costs, which are expensed as incurred, because the amortization period would be one year or less. For deferred contract costs with an expected amortization period of over one year, we recognize such payments over (i) the expected customer relationship period in the case of new customers, which is typically 3 to 5 years for initial commissions, and (ii) the contractual term for existing customers for commissions paid on renewals.

As our contractual agreements predominately call for advanced billing, contract assets are rarely generated.

For transaction prices allocated to remaining performance obligations, we apply practical expedients and do not disclose quantitative or qualitative information for remaining performance obligations (i) that have original expected durations of one year or less and (ii) where we recognize revenue equal to what we have the right to invoice and that amount corresponds directly with the value to the customer of its performance to date. All remaining performance obligations as of January 31, 2020 qualified for the practical expedient.

Deferred Revenue

We record as deferred revenue amounts that have been billed in advance for products or services to be provided. Deferred revenue includes the unrecognized portion of revenue associated with license fees for which we have received payment or for which amounts have been billed and are due for payment. Under ASC 605, deferred revenue was not recognized on the balance sheet for outstanding receivables where collection was not probable, fees were not fixed or determinable, or when the customer had termination for convenience rights.

Contract Acquisition Costs

In connection with the adoption of ASC 606, we implemented new procedures for capitalizing the incremental costs of obtaining customer contracts for the year ended January 31, 2020.

We capitalize sales commissions, and associated fringe costs, such as payroll taxes, paid to direct sales personnel and other incremental costs of obtaining contracts with customers, provided we expect to recover those costs. We determine whether costs should be deferred based on sales compensation plans, if the commissions are in fact incremental and would not have occurred absent the customer contract.

The Company applies the practical expedient for the deferral of sales commissions and other contract acquisition costs, which are expensed as incurred, because the amortization period would be one year or less.

Sales commissions for renewal of a subscription contract are not considered commensurate with the commissions paid for the acquisition of the initial subscription contract given the substantive difference in commission rates between new and renewal contracts. Commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit of 3 to 5 years while commissions paid related to renewal contracts are amortized over an estimated average contract term of approximately 12 months. Amortization is recognized on a straight-line basis upon commencement of the transfer of control of the services, commensurate with the pattern of revenue recognition.

The period of benefit for commissions paid for the acquisition of initial subscription contracts is determined by taking into consideration the initial estimated customer life and the technological life of our platform and related significant features. We determine the period of benefit for renewal subscription contracts by considering the average contractual term for renewal contracts. Amortization of deferred contract acquisition costs is included within sales and marketing expense in the consolidated statements of operations.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

For the fiscal years ended January 31, 2020, 2019 and 2018, no customer individually comprised greater than 10% of revenue or accounts receivable.

We perform continuing credit evaluations of its customers’ financial condition and generally does not require collateral. We maintain a reserve for doubtful accounts and sales credits that is our best estimate of potentially uncollectible trade receivables. Provisions are made based upon a specific review of all significant outstanding invoices that are considered potentially uncollectible in whole or in part. For those invoices not specifically reviewed or considered uncollectible, provisions are provided at different rates, based upon the age of the receivable, historical experience, and other currently available evidence. The reserve estimates are adjusted as additional information becomes known or payments are made.

We have no significant off-balance-sheet arrangements nor concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Capitalized Software Development Costs

We capitalize certain internal-use software development costs related to our SaaS platform incurred during the application development stage. Costs related to preliminary project activities and to post- implementation activities are expensed as incurred. We also capitalize costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally five years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of the assets. Capitalized costs are recorded as intangible assets in the accompanying balance sheets.

Income Taxes

We provide for deferred income taxes resulting from temporary differences between the basis of assets and liabilities for financial reporting purposes as compared to tax purposes, using rates expected to be in effect when such differences reverse. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.

We follow the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires us to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced to the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority.

Interest and penalties related to uncertain tax positions is included in the provision for income taxes in the consolidated statement of operations.

Intangible Assets and Goodwill

Intangible assets arising from fresh-start accounting and business combinations are generally recorded based upon estimates of the future performance and cash flows from the acquired business. We use an income approach to determine the estimated fair value of certain identifiable intangible assets including customer relationships and trade names and use a cost approach for other identifiable intangible assets, including developed software/courseware. The income approach determines fair value by estimating the after-tax cash flows attributable to an identified asset over its useful life (Level 3 inputs) and then discounting these after-tax cash flows back to a present value. The cost approach determines fair value by estimating the cost to replace or reproduce an asset at current prices and is reduced for functional and economic obsolescence.

Developed technology represents patented and unpatented technology and know-how. Customer contracts and relationships represents established relationships with customers, which provide a ready channel for the sale of additional content and services. Trademarks and tradenames represent acquired product names and marks that we intend to continue to utilize.

We review intangible assets subject to amortization at least annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. Conditions that would indicate impairment and trigger a more frequent impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator.

We review indefinite-lived intangible assets, including goodwill and certain trademarks, during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist and reassesses their classification as indefinite-lived assets.

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill in fresh-start accounting results when the reorganization value of the emerging entity exceeds what can be attributed to specific tangible or identified intangible assets. We test goodwill for impairment during the fourth quarter every year in accordance with ASC 350, Intangibles — Goodwill (“ASC 350”). In connection with the impairment evaluation, the Company may first consider qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Performing a quantitative goodwill impairment test is not necessary if an entity determines based on this assessment that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company fails or elects to bypass the qualitative assessment, the goodwill impairment test must be performed. This test requires a comparison of the carrying value of the reporting unit to its estimated fair value. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference is recorded, not to exceed the amount of goodwill allocated to the reporting unit. In determining reporting units, the Company first identifies its operating segments, and then assesses whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component.

Goodwill and Indefinite-Lived Asset Impairment for the Successor three months ended April 30, 2021

We review intangible assets subject to amortization for impairment if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. The Company reviews indefinite lived intangible assets, including goodwill, on the annual impairment test date or more frequently if there are indicators of impairment. No impairment indicators were present during the three months ended April 30, 2021.

Goodwill and Indefinite-Lived Asset Impairment for the Predecessor three months ended April 30, 2020

During the Predecessor period ending August 27, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools we offer have many advantages over traditional in person learning in the current environment, some of our customers in heavily impacted industries have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. As a result of the expected impact of the COVID-19 pandemic, management decreased its estimates of future cash flows. In addition to the uncertainty introduced by the COVID-19 pandemic, our over leveraged capital structure continued to create headwinds. In April 2020, we received temporary forbearance from our lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around our capital structure and future ownership continued to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding our capital structure combined with the potential impact that the COVID-19 pandemic would have on our company and the global economy, resulted in a significant decline in the fair value of our reporting units during the three months ended April 30, 2020.

As part of our evaluation of impairment indicators based on the circumstances described above as of April 30, 2020, we determined our SumTotal long-lived asset group failed the undiscounted cash flow recoverability test. Accordingly, we estimated the fair value of our individual long-lived assets to determine if any impairment charges were present. Our estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, we concluded the fair values of certain SumTotal intangible assets were lower than their current carrying values and, accordingly, impairment charges of $62.3 million were recognized for the Predecessor period ended April 30, 2020.

In light of the circumstances above, we also concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, we estimated the fair value of the Skillsoft trade name using a DCF analysis which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on this analysis, we concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $107.9 million for the three months ended April 30, 2020.

In accordance with ASC 350, we determined triggering events had occurred and performed a goodwill impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of a DCF analysis which were materially consistent with an EBITDA multiple approach. The results of the impairment tests performed indicated that the carrying values of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit and a $70.0 million goodwill impairment for the SumTotal reporting unit.

In total, as described in detail above, we recorded $332.4 million of impairment charges for the three months ended April 30, 2020, consisting of (i) $62.3 million of impairments of SumTotal definite-lived intangible assets, (ii) an $92.2 million impairment of the Skillsoft trade name, (iii) a $107.9 million goodwill impairment for the Skillsoft reporting unit and (iv) a $70.0 million goodwill impairment for the SumTotal reporting unit.

The determination of fair value that is used as a basis for calculating the amount of impairment of each reporting unit is a significant estimate. A 10% change in our estimate of fair value of reporting units, which could occur due to different judgments around (i) estimates of future cash flows, (ii) discount rates, (iii) estimated control premiums, (iv) use of different EBITDA multiples (v) the weighting of valuation approaches or (vi) other assumptions, or a combination of these judgments, would result in an increase or decrease in our goodwill impairment by approximately $115 million. Because goodwill impairment is measured after reducing the carrying value of reporting units for impairment of definite-lived and indefinite-lived assets, any increase or decrease in the estimate of fair value used to calculated impairments of definite-lived and indefinite-lived assets would result in an offsetting adjustment to the goodwill impairment by a similar amount.

Recent Accounting Pronouncements

Our recently adopted and to be adopted accounting pronouncements are set forth in Note 2 of Condensed Consolidated Financial Statements for the three months ended January 31, 2021 and 2020 included in an exhibit to this filing.

Recent Developments

With the Merger and the Global Knowledge Merger now complete, we expect to change our fiscal year end to January 31st.  If Global Knowledge had reported its results for the three months ended April 30, 2021 instead of April 2, 2021, Global Knowledge’s financial results would have improved as compared to the financial information included in our proxy statement/prospectus as a result of a trend of improving performance with many markets now rolling back COVID-19 restrictions and employers starting to bring teams back into traditional office settings.  For example, Global Knowledge reported a net loss of $11,051 for the fiscal quarter ended on April 2, 2021.  While not reviewed or audited by our registered independent public accountant, and only for illustrative purposes, we note that had Global Knowledge’s fiscal quarter ended on April 30, 2021, we expect that Global Knowledge would have reported a net loss of $12,493 for the fiscal quarter ended on April 30, 2021. Adjusted EBITDA for Global Knowledge for the fiscal quarter ended on April 2, 2021 was $3,802 whereas we expect Global Knowledge would have reported Adjusted EBITDA of $6,028 for the fiscal quarter if it had ended on April 30, 2021. The following is a reconciliation of net loss as if it had been reported for each of the three-month period ended on April 2, 2021 and the fiscal quarter ended on April 30, 2021 to Adjusted EBITDA. Please note that what seems like GAAP amounts below for the fiscal quarter ended on April 30, 2021 are not GAAP in that they are illustrative only given that our quarter ended on April 2, 2021 and not on April 30, 2021.

(In thousands)	For the Three Months Ended April 2, 2021	For the Three Months Ended April 30, 2021
Net Loss	$(11,051)	$(12,493)

EBITDA Computation
Interest expense, net	8,670	10,070
Provision for income taxes	425	840
Depreciation and amortization	2,740	5,022
EBITDA	784	3,439

Adjusted EBITDA Computation
Plus: Non-recurring retention and consulting costs	31	1,515
Plus: Recapitalization and transaction-related costs	1,901	1,393
Plus: Restructuring and contract terminations	809	1,103
Plus: Integration and migration related	343	-
Plus: Foreign currency and other non-cash expense	(66)	(255)
Plus: Other add backs	-	(1,168)

Adjusted EBITDA	$3,802	$6,028

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our common stock immediately following consummation of the Merger by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of our common stock is based on 133,059,021 shares of common stock issued and outstanding immediately following consummation of the Merger. The amount of shares of common stock issued and outstanding immediately following consummation of the Merger excludes the 34,690,979 shares that were validly redeemed in connection with the business combination.

Beneficial Ownership Table

Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned
Five Percent Holders:
MIH Learning B.V (2)	50,000,000	37.6%
Churchill Sponsor II LLC (3)	17,250,000	13.0%
Named Executive Officers and Directors:
Jeffrey R. Tarr	—	—
Apratim Purakayastha	—	—
Helena B. Foulkes	—	—
Ronald W. Hovsepian	—	—
Lawrence C. Illg	55,000	*
Michael Klein	17,250,000	13.0%
Patrick Kolek	20,000	*
Karen G. Mills	—	—
Peter Schmitt	—	—
Lawrence H. Summers	—	—
All executive officers and directors as a group (16 individuals)	17,325,000	13.0%

*	Less than 1%.

(1)	Unless otherwise noted, the address of each of the following entities or individuals is c/o Skillsoft Corp., 300 Innovative Way, Suite 201, Nashua, New Hampshire 03062.

(2)	MIH Learning B.V. (“MIH Learning”), as assignee of the rights and obligations of MIH Edtech Investments B.V. under the Prosus Subscription Agreement, will own the shares of Churchill Class A common stock set forth opposite its name. MIH Learning is an indirect wholly owned subsidiary of Prosus N.V. Prosus N.V. is a direct subsidiary of Naspers Limited (“Naspers”). Naspers holds ordinary shares of Prosus N.V. that represent 73.2% of the voting rights in respect of Prosus N.V.’s shares. As a result, shares of Churchill Class A common stock owned by MIH Learning may be deemed to be beneficially owned by Prosus N.V. and by Naspers. Prosus N.V. is a publicly traded limited liability company incorporated under the laws of the Netherlands. Naspers is a publicly traded limited liability company incorporated under the laws of the Republic of South Africa.

(3)	The shares beneficially owned by Churchill Sponsor II LLC, the Sponsor, may also be deemed to be beneficially owned by Mr. Klein who controls the managing member of the Sponsor. Churchill’s directors also hold non-managing interests in the Sponsor.

Directors and Executive Officers

The directors and executive officers of the Company following the business combination and the remaining information required to be provided herein are described below and in the Registration Statement in the Section entitled “Management of the Post-Combination Company After the Merger” beginning on page 193, which is incorporated herein by reference.

In addition, effective as of the Closing, the Company named the following additional officers:

Apratim Purakayastha is the Company’s Chief Technology Officer. Mr. Purakayastha served as Chief Operating Officer of SumTotal Systems, LLC from 2016 to 2019. Mr. Purakayastha previously served as General Manager and Senior Vice President of SaaS at SevOne where he was responsible for its on-demand/SaaS business segment, after holding the position of Senior Vice President Engineering. Prior to SevOne, Mr. Purakayastha held senior technology positions including Group President in ACI Worldwide and Director of Software at IBM. Mr. Purakayastha holds a Doctor of Philosophy degree in Computer Science from Duke University, a Master of Science degree in Computer Science from Washington State University and a Bachelor of Science degree in Computer Science from Jadavpur University, India.

Eric Stine is the Company’s Chief Revenue Officer. A global technology executive with extensive strategy and growth experience, Mr. Stine previously served as Chief of Staff for the President of Global Sales, Services and Customer Engagement at SAP, where he supported global go-to-market strategy and operations. Prior to that, he was Chief Revenue Officer at Qualtrics and Chief Innovation Officer for SAP America. Earlier in his career, Mr. Stine held positions of increasing seniority at SAP, Ciber, Virtustream and Blackboard. Mr. Stine is a member of the Dean’s Advisory Board at Boston University School of Law and founder of the Eric & Neil Stine-Markman Scholarship, the first permanent endowment to dedicate scholarship funds to the LGBTQ+ community. Mr. Stine also plays active board and fundraising roles for Broadway Cares/Equity Fights AIDS, Yale Pediatrics and Northwestern University. Mr. Stine holds a Juris Doctorate from the Boston University School of Law and Bachelors of Arts in Political Science and History from Northwestern University.

Richard Walker is the Company’s Chief Strategy and Corporate Development Officer and President, SumTotal. Mr. Walker brings extensive strategic, financial, operational and merger and acquisition experience. Mr. Walker is an advisor to Churchill Capital and a member of the Board of Directors at ServiceSource, where he previously served as Chief Financial Officer. Mr. Walker also founded The Bison Group, a private partnership that collaborates with private equity firms investing in the information services industry. Prior to that, Mr. Walker held executive leadership positions of increasing responsibility at IHS (now IHS Markit), including Executive Vice President, Chief Financial Officer and Chief Strategy Officer, among others. In those roles, Mr. Walker built the corporate strategy and development function and led the completion of more than 60 strategic acquisitions. Mr. Walker holds an MBA from the University of Denver and a Bachelor of Science in Business from the University of Colorado, magna cum laude.

Sarah Hilty is the Company’s Chief Legal Officer. Ms. Hilty joined the Company in 2021, bringing more than 25 years of experience practicing corporate law. Ms. Hilty most recently served as Executive Vice President, General Counsel and Secretary for National CineMedia. Ms. Hilty previously served as Deputy General Counsel for CH2M Hill Companies, Ltd. While at CH2M, Ms. Hilty led a team that was responsible for global legal corporate enterprise matters including mergers, acquisitions, and divestitures, securities compliance, treasury and finance activities, real estate, and board and subsidiary governance. Ms. Hilty began her career at Hogan & Hartson, LLP in the Business and Finance Group and became a partner in 2004. During her time at the firm, Ms. Hilty focused on mergers and acquisitions, strategic joint ventures and corporate finance, among other corporate matters, for a broad array of clients. Ms. Hilty holds a Juris Doctorate from Stanford Law School and a Bachelor of Science in Business Administration from the University of Colorado Boulder.

Michelle Boockoff-Bajdek is the Company’s Chief Marketing Officer. Ms. Boockoff-Bajdek has been Skillsoft’s Chief Marketing Officer since September 2019. Prior to Skillsoft, Ms. Boockoff-Bajdek served as the Chief Marketing Officer of IBM Watson from 2018 to 2019, the Global Head of Business Marketing for IBM Watson Media and Weather from 2016 to 2018, and Vice President, B2B Marketing for The Weather Company, an IBM Business. Previously, Ms. Boockoff-Bajdek served as Executive Vice President, Marketing from 2014 to 2015 for Quaero, and Vice President, Client Acquisition & Marketing from 2008 to 2013, also for Quaero. Prior to Quaero, she held leadership roles at various technology companies, including Harte-Hanks, Kronos, and GN Netcom. Ms. Boockoff-Bajdek holds a Bachelor of Science degree in Political Science from Southern Connecticut State University, and a Master of Science degree in Communications Management from Simmons University.

Mark Onisk is the Company’s Chief Content Officer. Mr. Onisk has been Skillsoft’s Chief Content Officer since January 2018, and has held various titles with Skillsoft since 2011, including Senior Vice President, Skillsoft Books from May 2016 to December 2017, Vice President, Strategic Business Development from December 2015 to April 2016, and Vice President, Content Production from November 2011 to November 2015. Mr. Onisk held various titles with Element K (Skillsoft’s predecessor) from 2000 to 2011. Mr. Onisk holds a Bachelor of Science degree in Finance and Economics from SUNY Brockport and a Master of Business Administration degree from the Rochester Institute of Technology.

Ryan Murray is the Company’s Interim Chief Financial Officer and Chief Accounting Officer. Mr. Murray is a Certified Public Accountant with more than 20 years of professional experience, including more than 10 years leading global accounting and finance organizations for publicly traded companies, where he led efforts to improve processes, streamline operations and install organizational discipline. Mr. Murray previously served as Skillsoft’s Senior Vice President of Finance, where he led global accounting, tax and treasury functions. Prior to that, Mr. Murray was VP of Finance, Chief Accounting Officer and Treasurer of Avid Technology, Inc. Mr. Murray began his career at PricewaterhouseCoopers LLP. Mr. Murray holds a Bachelor of Science from the University of Massachusetts Isenberg School of Management.

Immediately after the completion of the business combination, the Board was expanded by two members and the following directors were appointed to those vacancies:

Lawrence C. Illg currently serves as Chief Executive Officer, Food and Edtech, for Prosus after serving as Chief Executive Officer of Prosus Ventures since 2015, where he led investments in food delivery, education, healthcare and more. He has more than 20 years of professional experience, more than a decade of experience leading global internet companies and currently serves on the board of several Prosus portfolio companies. Before joining Prosus and Naspers in 2013 as the Chief Operating Officer of eCommerce, Mr. Illg was Vice President and General Manager of New Ventures at Trulia, a leading U.S. online real estate marketplace. Previously, he spent eight years as a senior executive at eBay, responsible for strategy and general management of many of its global marketplaces and classifieds assets. Prior to eBay, he spent several years as strategy advisor for leading global consumer goods companies. Mr. Illg started his career at the U.S. Federal Reserve Board and holds a B.A. in Economics and an MBA from the University of California, Berkeley. Mr. Illg was selected to serve on our board of directors due to his broad business expertise, including significant experience in the education sector and with high growth companies.

Patrick Kolek joined Naspers in 2014 as Chief Financial Officer, ecommerce and was appointed Chief Operating Officer of Naspers in July 2016. As Group Chief Operating Officers at Naspers and Prosus, Mr. Kolek is focused on aligning group strategy with company objectives, leading core business activities and strategic initiatives such as large acquisitions & divestitures. Mr. Kolek has more than 20 years’ experience in executing business growth and development strategies for hyper growth organizations. Prior to Naspers, Mr. Kolek spent 10 years at eBay, most recently as Vice President and Chief Financial Officer of eBay International and previously as the Chief Operating Officer of the eBay Classifieds Group. Prior to eBay, he worked for Novellus Systems from 1999 to 2004 as corporate controller, and he started his career within the corporate finance and audit divisions at Ernst & Young, where he worked from 1993 to 1999. Mr. Kolek holds a B.S. in Commerce from Santa Clara University and is a certified public accountant. Mr. Kolek was selected to serve on our board of directors and as chairperson of the board of directors due to his extensive experience setting and executing growth and development strategies.

Executive Compensation

The executive compensation of the Company’s executive officers and directors is set forth in the Registration Statement in the Section entitled “Management of the Post-Combination Company After the Merger—Compensation of Directors and Officers” beginning on page 197, which section is incorporated herein by reference.

Item 5.02 of this Report discusses compensatory arrangements of certain executive officers of the Company and is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

Reference is made to the disclosure set forth under Item 5.02 of this Report relating to the executive officers of the Company. None of our officers currently serves, and in the past year none have served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Director Compensation

The Company expects to provide compensation to its non-employee directors for their services. This compensation will be reported in the Company’s reports pursuant to the Exchange Act as required by the Exchange Act and regulations promulgated thereunder.

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Registration Statement in the Section entitled “Certain Relationships and Related Person Transactions” beginning on page 316 thereof and are incorporated herein by reference.

Director Independence

The rules of the NYSE require that a majority of the Board be independent within one year of Churchill’s initial public offering. An “independent director” is defined generally as a person that, in the opinion of the Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has determined that each of Helena B. Foulkes, Ronald W. Hovsepian, Lawrence C. Illg, Patrick Kolek, Karen G. Mills and Lawrence H. Summers is an independent director under applicable SEC and NYSE rules.

Chairperson of the Board & Lead Director

The Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) provide that the Chairperson of the Board shall be elected by the Board. Currently, the Chairperson is not the Chief Executive Officer (“CEO”) of the Company. However, the Board believes that the Company and its stockholders are best served by maintaining flexibility to have any director serve as Chairperson and therefore believes that a permanent policy on whether the Chairperson and CEO positions should be separated or combined is not appropriate.

In order to maintain the independent integrity of the Board, however, if the Chairperson is not an independent director, the Board shall appoint a Lead Director who must be independent. The Lead Director’s responsibilities shall include: (a) presiding at all meetings of the Board at which the Chairperson is not present, including executive sessions of the independent directors; (b) serving as liaison between the Chairperson and the independent directors; (c) reviewing and approving materials to be sent to the Board; (d) approving the meeting agendas for the Board; (e) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (f) having the authority to call meetings of the independent directors; and (g) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication. If the Chairperson is an independent director, than the foregoing responsibilities will be handled by the Chairperson.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including the risks described or incorporated by reference above under the heading “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management of the Company. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee is generally expected to report on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

A copy of the Corporate Governance Guidelines is available on the Company’s investor relations website (https://investor.skillsoft.com/corporate-governance/board-of-directors) under the link “Governance.” The contents of the Company’s website are not incorporated by reference in this Report or made a part hereof for any purpose.

Committees of the Board of Directors

The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each of our audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors.

Each committee operates under a charter that was approved by the Board. The charter of each committee is available on our investor relations website.

Audit Committee

The members of our audit committee are Helena B. Foulkes, Ronald W. Hovsepian and Karen G. Mills, and Karen G. Mills serves as chair of the audit committee. Each member of the audit committee is financially literate and the Board has determined that Helena B. Foulkes, Ronald W. Hovsepian and Karen G. Mills each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

Compensation Committee

The members of our compensation committee are Lawrence C. Illg, Karen G. Mills and Ronald W. Hovsepian, and Ronald W. Hovsepian serves as chair of the compensation committee.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Helena B. Foulkes, Patrick Kolek and Lawrence H. Summers, and Helena B. Foulkes serves as chair of the nominating and corporate governance committee.

Legal Proceedings

The Company and/or its subsidiaries are defendants in various lawsuits and other pending and threatened litigation and other adversarial matters which have arisen in the ordinary course of business. While the ultimate outcome with respect to such proceedings cannot be predicted with certainty, we believe they will not have a material adverse effect on the Company’s financial condition or results of operations.

In connection with the Merger, certain Churchill shareholders have filed lawsuits and other Churchill shareholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Exchange Act. The Company intends to defend the matters vigorously. These cases are in the early stages and the Company is unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency.

Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Price and Dividend Information

The market price of and dividends on Churchill’s common equity, warrants and units and related stockholder matters is described in the Registration Statement in the Section entitled “Market and Dividend Information” beginning on page 34 thereof and that information is incorporated herein by reference. In addition, the following table sets forth the high and low sales prices per unit, per share of Class A common stock and per public warrant as reported on NYSE for the periods from May 20, 2021 through June 10, 2021.

Common Stock		Warrants		Units
High	Low	High	Low	High	Low
$11.75	$10.01	$2.79	$1.46	$12.60	$10.12

The Company’s Class A common stock and warrants commenced trading on NYSE under the symbols “SKIL” and “SKIL.WS,” respectively, on June 14, 2021, subject to ongoing review of the Company’s satisfaction of all listing criteria following the business combination, in lieu of the Class A common stock and warrants of Churchill. Churchill’s units ceased trading separately on NYSE on June 11, 2021.

Holders of Record

As of the Closing Date and following the completion of the Merger and the redemption of public shares as described above, the Company had 133,059,021 shares of the Class A common stock outstanding held of record by 236 holders and no shares of preferred stock outstanding. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Securities Authorized for Issuance Under Equity Compensation Plans

Reference is made to the disclosure described in the Registration Statement in the Section entitled “Proposal No. 9—The Incentive Plan Proposal” beginning on page 114 thereof, which is incorporated herein by reference. As described below, the Churchill Capital Corp II 2020 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder, were approved by Churchill’s stockholders at the Churchill Special Meeting.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report relating to the issuance of the Company’s Class A common stock and warrants in connection with the Global Knowledge Merger and the PIPE Investments, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The Company’s securities are described in the Registration Statement in the Section entitled “Description of Capital Stock of Post-Combination Company” beginning on page 312 thereof and that information is incorporated herein by reference. As described below, the Company’s second amended and restated certificate of incorporation was approved by Churchill’s stockholders at the Churchill Special Meeting and became effective on the Closing Date.

The following description of certain provisions of our second amended and restated certificate of incorporation and amended and restated bylaws is qualified in its entirety by the copies thereof which are filed as Exhibits 3.1 and 3.2 to this Report and incorporated herein by reference. For a complete description of the rights and preferences of our securities, we urge you to read our second amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware law.

Annual Stockholder Meetings

Our second amended and restated certificate of incorporation and amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Effects of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our second amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our Class A common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our second amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise provided for or fixed pursuant to the Stockholders Agreement, the Subscription Agreement or any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be determined from time to time exclusively pursuant to a resolution adopted by the Board; however, any determination by the Board to increase or decrease the total number of directors shall require the approval of 50% of the directors present at a meeting at which a quorum is present.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our second amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. “Voting stock” is stock of any class or series entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our second amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Stockholders Agreement or the Prosus Subscription Agreement and other than directors elected by holders of our preferred stock, if any, directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class. In addition, our second amended and restated certificate of incorporation provides that, without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Prosus Subscription Agreement, any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Our second amended and restated certificate of incorporation provides that the Board may increase or decrease the number of directors by the affirmative vote of 50% of the directors present at the meeting at which a quorum is present.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our second amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairperson of the Board, either on his or her own initiative or at the request of stockholders that beneficially own at least twenty-five percent (25%) in voting power of all of our then-outstanding shares of stock. Our amended and restated bylaws provide that, unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by our secretary not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our second amended and restated certificate of incorporation provides otherwise.

Amendment of Certificate of Incorporation or Bylaws

Our second amended and restated certificate of incorporation and amended and restated bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law, our second amended and restated certificate of incorporation, the Stockholders Agreement or the Prosus Subscription Agreement.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our second amended and restated certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the DGCL or our second amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine, or (v) action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selections of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our second amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our second amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of the Sponsor, Michael Klein, Prosus or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or any of its or his or her affiliates will have any duty to refrain from (i) engaging in and possessing interests in other business ventures of every type and description, including corporate opportunities in the same or similar business activities or lines of business in which we or our subsidiaries now engage or propose to engage or (ii) competing with us or any of our subsidiaries, on their own account, or in partnership with, or as an employee, officer, director or shareholder of any other person. In addition, to the fullest extent permitted by law, in the event that the Sponsor, Michael Klein, Prosus or any non-employee director or any of its or his or her affiliates acquires knowledge of a potential transaction or other matter which may be a corporate or other business opportunity for itself or himself, or herself, or its or his, or her, affiliates or for us or our affiliates, such person will have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to us or any of our subsidiaries, as the case may be, and they may take any such opportunity for themselves or direct it to another person or entity. Our second amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely and exclusively in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s second amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s second amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s second amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expect to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report relating to the financial statements and supplementary data of the Company and Churchill, which are incorporated herein by reference.

Further reference is made to the Section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth above in Item 2.01, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued to the former holders of Skillsoft Class A Shares in connection with the Merger was redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in incremental indebtedness (the “Class A SO Incremental Loans”) under that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l. (“Holdings”), as the parent borrower (the “Parent Borrower”), the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent, as amended (the “SO Credit Agreement”) for a total aggregate increase of $20,000,000 of second out term loans under the SO Credit Agreement. In addition, upon the closing of the Global Knowledge Merger, (i) pursuant to a Joinder Agreement, dated as of June 11, 2021, by and among certain lenders party thereto, Holdings, the Parent Borrower and the other borrower party thereto, such lenders were issued an aggregate principal amount of $50,000,000 of incremental first out term loans (the “GK FO Incremental Loans”) under that certain Senior Secured Term Loan Credit Agreement dated as of August 27, 2020, by and among Holdings, the Parent Borrower, the other borrower party thereto, the several banks and other financial institutions from time to time party thereto, as lenders and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, as amended (the “FO Credit Agreement”) and (ii) pursuant to a Joinder Agreement, dated as of June 11, 2021 by and among certain lenders party thereto, Holdings, the Parent Borrower, the other borrower party thereto, such lenders were issued an aggregate principal amount of $20,000,000 of incremental second out term loans under the SO Credit Agreement (the “GK SO Incremental Loans” and together with the GK FO Incremental Loans and the Class A SO Incremental Loans, the “Incremental Loans”).

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure concerning the Company’s issuance of warrants pursuant to the Global Knowledge Merger and the Company’s issuance of shares and warrants in connection with the PIPE Investments contained in Item 2.01 of this Report on Form 8-K in the Section entitled “Recent Sales of Unregistered Securities” is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

As disclosed in Item 2.01 above, the Company’s Class A common stock and warrants will commence trading on NYSE under the symbols “SKIL” and “SKIL.WS,” respectively, on June 14, 2021, subject to ongoing review of the Company’s satisfaction of all listing criteria following the business combination, in lieu of the Class A common stock and warrants of Churchill. Churchill’s units will cease trading separately on NYSE on June 11, 2021.

Second Amended and Restated Certificate of Incorporation

Reference is made to the disclosure set forth under Item 5.03 of this Report relating to amendments to Churchill’s amended and restated certificate of incorporation. Upon the closing of the business combination, Churchill’s amended and restated certificate of incorporation, dated June 26, 2019, was replaced with the second amended and restated certificate of incorporation (as defined below).

Second Amended and Restated Bylaws

Upon the closing of the business combination, the Company’s amended and restated bylaws, dated as of June 26, 2019, were amended and restated to be consistent with the Company’s second amended and restated certificate of incorporation and to make certain other changes that Skillsoft’s board of directors deemed appropriate for a public company. This summary is qualified in its entirety by reference to the text of the second amended and restated bylaws, which is filed as Exhibit 3.2 hereto and incorporated herein by reference.

In accordance with Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Churchill and has succeeded to the attributes of Churchill as the registrant. In addition, the shares of common stock of Skillsoft Corp., as the successor to Churchill, are deemed to be registered under Section 12(b) of the Exchange Act.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure described in the Registration Statement in the Section entitled “Proposal No. 1—The Merger Proposal” beginning on page 104 thereof, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Report.

After giving effect to the Merger and the redemption of public shares as described above, there are currently 133,059,021 shares of the Company’s Class A common stock issued and outstanding. Together, the former owners of Skillsoft beneficially own approximately 21% of the outstanding shares of common stock of the Company.

Holders of uncertificated shares of Churchill’s Class A common stock immediately prior to the business combination have continued as holders of uncertificated shares of Skillsoft Corp.’s Class A common stock.

Holders of Churchill’s shares who have filed reports under the Exchange Act with respect to those shares should indicate in their next filing, or any amendment to a prior filing, filed on or after the Closing Date that Skillsoft Corp. is the successor to Churchill.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Closing, the following people were appointed as directors of the Company:

Class I directors: Ronald W. Hovsepian, Peter Schmitt and Jeffrey R. Tarr;

Class II directors: Lawrence C. Illg, Michael Klein and Lawrence H. Summers; and

Class III directors: Helena B. Foulkes, Patrick Kolek and Karen G. Mills.

Effective as of the Closing, the executive officers of the Company are:

Jeffrey R. Tarr, Chief Executive Officer;

Eric Stine, Chief Revenue Officer;

Apratim Purakayastha, Chief Technology Officer;

Richard Walker, Chief Strategy and Corporate Development Officer;

Sarah Hilty, Chief Legal Officer;

Michelle Boockoff-Bajdek, Chief Marketing Officer;

Mark Onisk, Chief Content Officer; and

Ryan Murray, Interim Chief Financial Officer, Chief Accounting Officer.

Reference is made to the disclosure described in the Registration Statement in the Sections entitled “Proposal No. 6—The Director Election Proposal” and “Management of the Post-Combination Company After the Merger” beginning on pages 111 and 193 thereof, respectively, for biographical information about each of the directors and officers following the Merger, which is incorporated herein by reference.

Reference is made to the Registration Statement Section entitled “Certain Relationships and Related Person Transactions” beginning on page 316 thereof for a description of certain transactions between the Company and certain of its directors and officers, which is incorporated herein reference.

Employment Agreement Term Sheet with Mr. Purakayastha

Effective as of the Closing, the Company entered into an employment agreement term sheet with Mr. Purakayastha, which supersedes his previous employment agreement. The term sheet provides that Mr. Purakayastha will receive a base salary of $450,000, will be eligible to earn an annual cash bonus with a target equal to 75% of his base salary, and will be eligible to participate in the Company’s benefit plans consistent with those made available to the Company’s other senior executives. The term sheet provides for initial equity grants, which were made on the Closing Date, consisting of (i) an option to purchase 259,000 shares of Class A common stock, which will vest 25% on the first anniversary of the Closing Date and the remaining 75% ratably over the following 12 quarters, (ii) an award of 129,000 restricted stock units, which will vest ratably on each of the first four anniversaries of the Closing Date, subject to Mr. Purakayastha’s continued employment through each vesting date, and (ii) an award of 129,000 restricted stock units, which will vest ratably on each of the first four anniversaries of the Closing Date, subject to Mr. Purakayastha’s continued employment through each vesting date, but only if the closing price of a share of Class A common stock equals or exceeds $12.50 on at least 20 out of 30 consecutive trading days prior to the fourth anniversary of the Closing Date.

The term sheet provides that, if Mr. Purakayastha’s employment is terminated by the Company without “cause” or by the Company for “good reason” (as such terms are defined in the term sheet), then subject to his execution of a release of claims, he will be entitled to severance benefits consisting of 12 months of base salary and benefits continuation. If the termination occurs within 12 months after a “change in control” (as defined the Company’s 2020 Omnibus Incentive Plan), then Mr. Purakayastha instead will be entitled to (i) 12 months of base salary and benefits continuation, (ii) a prorated target bonus for the year of termination, (iii) a target bonus for the year of termination and (iv) accelerated vesting of outstanding equity awards.

As a condition of his employment, Mr. Purakayastha also entered into a restrictive covenants agreement, which includes (i) a perpetual confidentiality covenant, (ii) a non-solicitation of employees and customers covenant and a non-competition covenant, each of which applies during employment and for 12 months thereafter, and (iii) a perpetual non-disparagement covenant.

Employment Agreement Term Sheet with Mr. Murray

In connection with Mr. Murray’s appointment as Interim Chief Financial Officer and Chief Accounting Officer, the Company entered into an employment agreement term sheet with Mr. Murray, which became effective as of the Closing. The term sheet provides that Mr. Murray will receive a base salary of $300,000, will be eligible to earn an annual cash bonus with a target equal to 40% of his base salary, and will be eligible to participate in the Company’s benefit plans consistent with those made available to the Company’s other senior executives. The term sheet provides for initial equity grants, which were made on the Closing Date, consisting of (i) an award of 36,408 restricted stock units, which will vest ratably on each of the first four anniversaries of the Closing Date, subject to Mr. Murray’s continued employment through each vesting date, and (ii) an award of 36,408 restricted stock units, which will vest ratably on each of the first four anniversaries of the Closing Date, subject to Mr. Murray’s continued employment through each vesting date, but only if the closing price of a share of Class A common stock equals or exceeds $12.50 on at least 20 out of 30 consecutive trading days prior to the fourth anniversary of the Closing Date.

The term sheet provides that, if Mr. Murray’s employment is terminated by the Company without “cause” or by the Company for “good reason” (as such terms are defined in the term sheet), then subject to his execution of a release of claims, he will be entitled to severance benefits. If the termination occurs on or prior to the first anniversary of the Closing Date, the severance benefits will consist of (i) a lump sum payment equal to six months of base salary plus 50% of target bonus, (ii) the prior years’ bonus, if not yet paid, (iii) six months of benefits continuation and (iv) six months of access to the Company’s Leadership & Business and Technology & Development Program. If the termination occurs after the first anniversary of the Closing Date, the severance benefits will consist of six months of base salary and benefits continuation. If the termination occurs within 12 months after a “change in control” (as defined the Company’s 2020 Omnibus Incentive Plan), then in lieu of the above severance benefits, Mr. Murray will be entitled to (a) nine months of base salary and benefits continuation, (b) a prorated target bonus for the year of termination, (c) a target bonus for the year of termination and (d) accelerated vesting of outstanding equity awards.

As a condition of his employment, Mr. Murray also entered into a restrictive covenants agreement, which includes (i) a perpetual confidentiality covenant, (ii) a non-solicitation of employees and customers covenant and a non-competition covenant, each of which applies during employment and for 12 months thereafter, and (iii) a perpetual non-disparagement covenant.

Terminations of Employment of Mr. Hovsepian and Mr. Frederick

Effective as of the Closing, the employment of Mr. Hovsepian, who served as the Company’s Executive Chairman, and of John Frederick, who served as the Company’s Chief Administrative Officer & CEO, SumTotal, was terminated without “cause”. In connection with the termination of his employment, Mr. Frederick and the Company entered into a separation and consulting agreement, dated June 11, 2021, pursuant to which Mr. Frederick has agreed to provide the Company with up to 80 hours of consulting services for a period of 30 days relating to the matters for which he was responsible during his employment. The agreement provides that, subject to Mr. Frederick’s execution and non-revocation of a release of claims and his compliance with his obligations under the agreement and his restrictive covenants agreement, he will receive separation benefits consisting of (i) a lump sum payment in the amount of $1,802,000, (ii) a lump sum payment equal to 18 months of benefit continuation premiums, (iii) access to the Company’s Leadership & Business and Technology & Development program, or any successor program, for a period of 12 months and (iv) continued use of a corporate apartment during the consulting period.

Item 5.06.	Change in Shell Company Status.

As a result of the Merger, the Company ceased being a shell company. Reference is made to the disclosure in the Registration Statement in the sections entitled “Proposal No. 1—The Merger Proposal” beginning on page 104 thereof, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 of this Report.

Item 9.01.	Financial Statement and Exhibits.

(a)       Financial Statements of Businesses Acquired.

Audited consolidated financial statements of Skillsoft for the period from August 28, 2020 through January 31, 2021 and of Pointwell Limited, the predecessor parent company for Skillsoft (the “Predecessor”) for the Predecessor period from February 1, 2020 through August 27, 2020 and for the Predecessor years ended January 31, 2020 and 2019 were previously filed as part of Amendment No. 4 to the registration statement filed with the SEC on May 27, 2021 (File No. 333-252365) (the “Amended Registration Statement”) and are incorporated herein by reference. Unaudited consolidated financial statements of Skillsoft for the three months ended April 30, 2021 are included as Exhibit 99.1, and are incorporated herein by reference.

Audited financial statements of Churchill for the fiscal year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019 were previously filed as part of the Amended Registration Statement, beginning on page F-3, and are incorporated herein by reference. Unaudited financial statements of Churchill for the three months ended March 31, 2021 were previously filed on the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021, filed on May 20, 2021 and are incorporated herein by reference.

Audited consolidated financial statements of Albert DE Holdings Inc. for the fiscal years ended October 2, 2020 and September 27, 2019 were previously filed as part of the Amended Registration Statement, beginning on page F-110, and are incorporated herein by reference. Unaudited consolidated interim financial statements of Albert DE Holdings Inc. for the fiscal quarter ended April 2, 2021 were previously filed as part of the Amended Registration Statement, beginning on page F-138 and are incorporated herein by reference.

(b)       Pro forma financial information.

Unaudited pro forma condensed combined financial information for the quarter ended March 31, 2021 was previously filed as part of the Registration Statement in the Section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 66, which information is incorporated herein by reference. The updated unaudited pro forma condensed combined financial information as of March 31, 2021 is included as Exhibit 99.2 to this Report on Form 8-K.

(c)       Shell company.

See (a) and (b) of this Item 9.01.

(d)       Exhibits.

The list of exhibits is set forth on the Exhibit Index of this Report on Form 8-K and is incorporated herein by reference.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of October 12, 2020, by and between Churchill Capital Corp II and Software Luxembourg Holding S.A. (incorporated by reference to Exhibit 2.1 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

2.2	Agreement and Plan of Merger, dated as of October 12, 2020, by and between Churchill Capital Corp II, Magnet Merger Sub, Inc., and Albert DE Holdings Inc. (incorporated by reference to Exhibit 2.2 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

2.3	Merger Agreement Amendment, dated as of January 22, 2021, by and between Churchill and Software Luxembourg Holding S.A. (incorporated by reference to Exhibit 2.1 to Churchill’s Current Report on Form 8-K filed with the SEC on January 28, 2021)

3.1	Second Amended and Restated Certificate of Incorporation of Skillsoft Corp.

3.2	Second Amended and Restated Bylaws of Skillsoft Corp.

4.1	Specimen Class A common stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to Churchill’s Registration Statement on Form S-1 filed with the SEC on June 26, 2019)

4.2	Specimen Warrant Certificate (included in Exhibit 4.3)

4.3	Warrant Agreement, dated June 11, 2021, between Continental Stock Transfer & Trust Company and Churchill Capital Corp II

10.1	Senior Secured Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holdings, Software Luxembourg Acquisition S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent

10.2	Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holdings, Software Luxembourg Acquisition S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent

10.3	Stockholders Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC and the Founder Holder (incorporated by reference to Exhibit 10.1 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.4	Amended and Restated Registration Rights Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC, Software Luxembourg Holding S.A. and the Holders (incorporated by reference to Exhibit 10.2 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.5	Sponsor Support Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC, Software Luxembourg Holding S.A. and the Insiders (incorporated by reference to Exhibit 10.3 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.6	Subscription Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC and MIH Ventures B.V. (incorporated by reference to Exhibit 10.4 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.7	Strategic Support Agreement, dated as of October 12, 2020, by and between MIH Ventures B.V. and Churchill Capital Corp II (incorporated by reference to Exhibit 10.5 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.8	Subscription Agreement, dated as of October 13, 2020, by and between Lodbrok Capital LLP and Churchill Capital Corp II (incorporated by reference to Exhibit 10.7 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.9	Subscription Agreement, dated as of October 14, 2020, by and between SuRo Capital Corp. and Churchill Capital Corp II (incorporated by reference to Exhibit 10.8 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.10	Executive Employment Agreement, dated as of October 13, 2020, by and between Jeffrey R. Tarr and Churchill Capital Corp II (incorporated by reference to Exhibit 10.9 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

10.11	Sponsor Agreement Amendment, dated as of January 22, 2021, by and among Churchill, Software Luxembourg Holding S.A., Sponsor and Churchill’s directors and officers (incorporated by reference to Exhibit 10.1 to Churchill’s Current Report on Form 8-K filed with the SEC on January 28, 2021)

10.12	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Helena B. Foulkes

10.13	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Ronald W. Hovsepian

10.14	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Lawrence C. Illg

10.15	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Michael Klein

10.16	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Patrick Kolek

10.17	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Karen G. Mills

10.18	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Peter Schmitt

10.19	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Lawrence H. Summers

10.20	Indemnity Agreement, dated as of June 11, 2021 and effective as of June 11, 2021, by and between Skillsoft Corp. and Jeffrey R. Tarr

10.21	Amendment No. 1 to Senior Secured Term Loan Credit Agreement, dated as of October 12, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders from time to time party thereto

10.22	Amendment No. 1 to Senior Secured Second Out Term Loan Credit Agreement, dated as of October 12, 2020, by and among Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders from time to time party thereto

10.23	Joinder Agreement (to Senior Secured Term Loan Credit Agreement), dated as of June 11, 2021, by and among certain lender parties thereto, Software Luxembourg Intermediate S.à r.l., as holdings, Software Luxembourg Acquisition S.à r.l., as the parent borrower, and the other borrower party thereto

10.24	Joinder Agreement (to Senior Secured Second Out Term Loan Credit Agreement), dated as of June 11, 2021, by and among certain lender parties thereto, Software Luxembourg Intermediate S.à r.l., as holdings, Software Luxembourg Acquisition S.à r.l., as the parent borrower, and the other borrower party thereto

21.1	List of Subsidiaries

99.1	Unaudited financial statements of Software Luxembourg Holding S.A.

99.2	Unaudited pro forma condensed combined financial information

+ The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

# Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2021

SKILLSOFT CORP.

By:	/s/ Ryan Murray
Ryan Murray
Chief Accounting Officer and Interim Chief Financial Officer